Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Expands Board of Directors with Appointment of Larry L. Enterline; Appoints D. Eugene Ewing as Independent Lead Director

Westport, Conn., July 29, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that Larry L. Enterline has been appointed to the Board of Directors of Compass Group Diversified Holdings LLC (the “Board”), effective July 24, 2019. The election of Mr. Enterline, who will serve on the Board’s Audit Committee and Nominating and Corporate Governance Committee, increases the size of the Board to eight members.

CODI also announced the appointment of D. Eugene Ewing as Independent Lead Director of the Board, effective July 25, 2019. Mr. Ewing has served as Director and Chair of the Audit Committee of the Board since CODI’s initial public offering in 2006.

Commenting on the addition of Mr. Enterline to the Board, Sean Day, Chairman of the Company's Board, stated, “We worked extensively with Larry during CODI’s ownership of FOX and are delighted to welcome him to our Board. Larry was a valued partner, and his expertise in the branded consumer space, growing a global company, with an emphasis on operational efficiency, in particular, will make him a strong addition. We look forward to his contributions and guidance as we continue to implement our permanent capital model, providing stable and growing cash flows and consistent distributions.”

Mr. Day continued, “Gene has provided outstanding leadership and valuable insight as a member of our Board, and we are pleased to appoint him Independent Lead Director, as we further our commitment to strong corporate governance practices.”

Mr. Enterline has over 30 years of public company, leadership and operating experience. He joined FOX Factory Holding Corp. (NASDAQ: FOXF) (“FOX”) in March 2011 as the company’s Chief Executive Officer and served during the time FOX was a CODI subsidiary. He was appointed to FOX’s board of directors in June 2013 and was appointed Executive Chairman of the FOX board in June 2019 upon his retirement as CEO. Prior to joining FOX, he was Chief Executive Officer of Vulcan Holdings Inc., a private investment holding and consulting services company he founded. Before founding Vulcan Holdings, Mr. Enterline was Chief Executive Officer of COMSYS IT Partners Inc., an IT staffing and solutions company. Mr. Enterline earned a Bachelor of Science, electrical engineering degree from Case Western Reserve University and a Master of Business Administration degree from Cleveland State University.

“I’m thrilled to be joining the Board and to partner once again with their talented team,” Mr. Enterline commented. “I look forward to working closely with management and the Board to create further shareholder value.”

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our eight majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•
The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2018 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.